The information in this pricing supplement is not complete and may be changed. This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these Notes, and we are not an offer to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 16, 2018

Preliminary Pricing Supplement (To the Prospectus dated March 30, 2018, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–212571

$[•]

Phoenix AutoCallable Notes due April 24, 2020

Linked to the Least Performing Reference Asset of the PowerShares QQQ TrustSM, Series 1, the Financial Select Sector SPDR® Fund and the VanEck VectorsTM Gold Miners ETF Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	April 20, 2018
Issue Date:	April 25, 2018
Final Valuation Date:*	April 21, 2020
Maturity Date:*	April 24, 2020
Reference Assets:

The PowerShares QQQ TrustSM, Series 1 (the “QQQ Fund”), the Financial Select Sector SPDR® Fund (the “Financial Sector Fund”) and the VanEck VectorsTM Gold Miners ETF (the “Gold Miners ETF”), as set forth in the following table:

	Reference Asset	Bloomberg Ticker	Initial Price	Coupon Barrier Price	Barrier Price
	QQQ Fund	QQQ UQ <Equity>	$[•]	$[•]	$[•]
	Financial Sector Fund	XLF UP <Equity>	$[•]	$[•]	$[•]
	Gold Miners ETF	GDX UP <Equity>	$[•]	$[•]	$[•]

The QQQ Fund, the Financial Sector Fund and the Gold Miners ETF are each referred to herein as a “Reference Asset” and, collectively, as the “Reference Assets”.
Automatic Call:

If, on any Observation Date prior to the Final Valuation Date, the Closing Price of each Reference Asset is equal to or greater than its Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called prior to maturity, you will receive on the Maturity Date (in each case, in addition to any Contingent Coupon that may be payable on such date) a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                   If the Final Price of the Least Performing Reference Asset is equal to or greater than its Barrier Price, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                   If the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

If your Notes are not automatically called prior to maturity, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.35%	96.65%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $966.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $925.00 and $947.30 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 3.35% of the principal amount of the Notes, or up to $33.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:**

[$26.875 – $28.125] per $1,000 principal amount Note ([2.6875% – 2.8125%] of the principal amount per Note, or [10.75% – 11.25%] per annum)

If the Closing Price of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of any Reference Asset on any Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Observation Dates:*	The 20th of each January, April, July and October during the term of the Notes, beginning in July 2018, provided that the final Observation Date will be the Final Valuation Date
Call Settlement Date:	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs
Initial Price:	With respect to a Reference Asset, the Closing Price on the Initial Valuation Date, as noted in the table above
Coupon Barrier Price:	With respect to a Reference Asset, 70.00% of its Initial Price (rounded to the nearest cent), as noted in the table above
Barrier Price:	With respect to a Reference Asset, 70.00% of its Initial Price (rounded to the nearest cent), as noted in the table above
Final Price:	With respect to a Reference Asset, the Closing Price on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date
Reference Asset Return:	With respect to a Reference Asset, an amount calculated as follows: Final Price – Initial Price Initial Price
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Price:	The term “Closing Price” has the meaning set forth under “Reference Assets — Exchange-Traded Funds — Special Calculation Provisions” in the prospectus supplement
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06746F102 / US06746F1021

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

**            The Contingent Coupon will be determined on the Initial Valuation Date and will not be less than $26.875 per $1,000 principal amount Note, which is 2.6875% of the principal amount per Note (10.75% per annum)

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated March 30, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•                  Prospectus Supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•      Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1—10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the Contingent Coupon range set forth in this pricing supplement. We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Contingent Coupons that you may receive on your Notes

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You do not anticipate that the price of any Reference Asset will fall below its Coupon Barrier Price on any Observation Date or its Barrier Price on the Final Valuation Date

•                  You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Price of only one Reference Asset is less than its Coupon Barrier Price on an Observation Date and (b) you will lose some or all of your principal if the Closing Price of only one Reference Asset is less than its Barrier Price on the Final Valuation Date

•                  You understand and accept the risk that, if your Notes are not automatically called prior to maturity, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Reference Assets, nor will you have any voting rights with respect to the issuers of each Reference Asset

•                  You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek an investment the return on which is not limited to the Contingent Coupons that may be payable on the Notes

•                  You anticipate that the price of at least one Reference Asset will decline during the term of the Notes such that the price of at least one Reference Asset is less than its Coupon Barrier Price on one or more Observation Dates and/or the Final Price of at least one Reference Asset is less than its Barrier Price

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of the other Reference Assets

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if they are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the index supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or more Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪             Hypothetical Initial Price of each Reference Asset: 100.00*

▪             Hypothetical Coupon Barrier Price for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Price set forth above)*

▪             Contingent Coupon: $26.875 per $1,000 principal amount Note

*            The hypothetical Initial Price of 100.00 and the hypothetical Coupon Barrier Price of 70.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent likely Initial Prices or Coupon Barrier Prices for any Reference Asset. The actual Initial Price for each Reference Asset will be equal to its Closing Price on the Initial Valuation Date and the actual Coupon Barrier Price for each Reference Asset will be equal to 70.00% of its Initial Price.

For information about recent prices of each Reference Asset, please see “Information Regarding the Reference Assets” in this pricing supplement.

Example 1: The Closing Price of each Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
QQQ Fund	95.00
Financial Sector Fund	105.00
Gold Miners ETF	140.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon of $26.875, or 2.6875% of the principal amount per Note, on the related Contingent Coupon Payment Date.

Example 2: The Closing Price of at least one Reference is greater than its Coupon Barrier Price on the relevant Observation Date and the Closing Price of at least one other Reference Asset is less than its Coupon Barrier Price.

Reference Asset	Closing Price on Relevant Observation Date
QQQ Fund	150.00
Financial Sector Fund	45.00
Gold Miners ETF	80.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Price of each Reference Asset is less than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
QQQ Fund	45.00
Financial Sector Fund	50.00
Gold Miners ETF	60.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Price of any Reference Asset is below its Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Price of at least one Reference Asset is below its Initial Price on the relevant Observation Date, the Notes will not be called on such date. Your Notes will be automatically called only if the Closing Price of each Reference Asset on an Observation Date prior to the Final Valuation Date is equal to or greater than its respective Initial Price.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following table illustrates the hypothetical total return upon an automatic call under various circumstances. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪                  Contingent Coupon: $26.875 per $1,00 principal amount Note

Example 1: The Notes are automatically called on the first Observation Date.

Observation Date	Is Closing Price of Any Reference Asset Less Than Coupon Barrier Price?	Is Closing Price of Any Reference Asset Less Than Initial Price?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	No	$1,026.875

Because the Closing Price of each Reference Asset on the first Observation Date is equal to or greater than its Initial Price, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 2.6875%.

Example 2: The Notes are automatically called on the fourth Observation Date.

Observation Date	Is Closing Price of Any Reference Asset Less Than Coupon Barrier Price?	Is Closing Price of Any Reference Asset Less Than Initial Price?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	Yes	Yes	$0.00
2	Yes	Yes	$0.00
3	No	Yes	$26.875
4	No	No	$1,026.875

Because the Closing Price of each Reference Asset on the fourth Observation Date is equal to or greater than its Initial Price, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 5.375%.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity under various circumstances. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪             Hypothetical Initial Price of each Reference Asset: 100.00*

▪             Hypothetical Coupon Barrier Price for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Price set forth above)*

▪             Hypothetical Barrier Price for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Price set forth above)*

▪             You hold your Notes to maturity and the Notes are NOT automatically called prior to maturity

*            The hypothetical Initial Price of 100.00, the hypothetical Coupon Barrier Price of 70.00 and the hypothetical Barrier Price of 70.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent likely Initial Prices, Coupon Barrier Prices or Barrier Prices for any Reference Asset. The actual Initial Price for each Reference Asset will be equal to its Closing Price on the Initial Valuation Date and the actual Coupon Barrier Price and Barrier Price for each Reference Asset will be equal to 70.00% of its Initial Price.

Final Price			Reference Asset Return
QQQ Fund	Financial Sector Fund	Gold Miners ETF	QQQ Fund	Financial Sector Fund	Gold Miners ETF	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity**
155.00	175.00	150.00	55.00%	75.00%	50.00%	50.00%	$1,000.00
140.00	145.00	150.00	40.00%	45.00%	50.00%	40.00%	$1,000.00
135.00	140.00	130.00	35.00%	40.00%	30.00%	30.00%	$1,000.00
120.00	125.00	140.00	20.00%	25.00%	40.00%	20.00%	$1,000.00
112.00	150.00	110.00	12.00%	50.00%	10.00%	10.00%	$1,000.00
100.00	110.00	130.00	0.00%	10.00%	30.00%	0.00%	$1,000.00
90.00	95.00	130.00	-10.00%	-5.00%	30.00%	-10.00%	$1,000.00
80.00	102.00	120.00	-20.00%	2.00%	20.00%	-20.00%	$1,000.00
80.00	145.00	70.00	-20.00%	45.00%	-30.00%	-30.00%	$1,000.00
90.00	60.00	95.00	-10.00%	-40.00%	-5.00%	-40.00%	$600.00
50.00	160.00	105.00	-50.00%	60.00%	5.00%	-50.00%	$500.00
90.00	40.00	150.00	-10.00%	-60.00%	50.00%	-60.00%	$400.00
140.00	40.00	30.00	40.00%	-60.00%	-70.00%	-70.00%	$300.00
20.00	55.00	50.00	-80.00%	-45.00%	-50.00%	-80.00%	$200.00
50.00	10.00	80.00	-50.00%	-90.00%	-20.00%	-90.00%	$100.00
0.00	105.00	102.00	-100.00%	5.00%	2.00%	-100.00%	$0.00

** Per $1,000 principal amount Note, and excluding the final Contingent Coupon (if one is payable on the Maturity Date)

Example 1: The Final Price of the QQQ Fund is 112.00, the Final Price of the Financial Sector Fund is 150.00 and the Final Price of the Gold Miners ETF is 110.00.

Because the Gold Miners ETF has the lowest Reference Asset Return, the Gold Miners ETF is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its Initial Price (and, accordingly, not less than its Barrier Price), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The Final Price of the QQQ Fund is 80.00, the Final Price of the Financial Sector Fund is 102.00 and the Final Price of the Gold Miners ETF is 120.00.

Because the QQQ Fund has the lowest Reference Asset Return, the QQQ Fund is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The Final Price of the QQQ Fund is 90.00, the Final Price of the Financial Sector Fund is 40.00 and the Final Price of the Gold Miners ETF is 150.00.

Because the Financial Sector Fund has the lowest Reference Asset Return, the Financial Sector Fund is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

In addition, because the Final Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date.

Example 4: The Final Price of the QQQ Fund is 140.00, the Final Price of the Financial Sector Fund is 40.00 and the Final Price of the Gold Miners ETF is 30.00.

Because the Gold Miners ETF has the lowest Reference Asset Return, the Gold Miners ETF is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

In addition, because the Final Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date.

Examples 3 and 4 above demonstrate that if your Notes are not automatically called prior to maturity, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Returns of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

If your Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. If the Notes are not automatically called prior to maturity, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of such Reference Asset and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or more Reference Assets is positive.

Based on the stated term of the Notes, assuming the Contingent Coupon is set at $26.875 per $1,000 principal amount Note, the maximum amount of Contingent Coupons that you may receive is $215.00 per $1,000 principal amount Note (or 21.50% of the principal amount of your Notes). You will receive this maximum amount of Contingent Coupons only if (a) the Closing Price of each Reference Asset on each Observation Date equals or exceeds its Coupon Barrier Price and (b) an Automatic Call never occurs. The actual amount of Contingent Coupons that you receive may be substantially less than this amount, and may be as low as zero (as described immediately below).

•                  You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Price. If the Closing Price of any Reference Asset on an Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. Because each Reference Asset must close at or above its Coupon Barrier Price on an Observation Date in order for a Contingent Coupon to become payable, it is more likely that you will not receive Contingent Coupons than would have been the case had the Notes been linked to only one of the Reference Assets. If the Closing Price of at least one Reference Asset is less than its respective Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                  The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Contingent Coupon will be determined on the Initial Valuation Date based on a number of factors, including the expected volatility of the Reference Assets. The Contingent Coupon will be higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the Reference Assets, calculated as of the Initial Valuation Date, been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Price of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Price and (b) the Final Price of that Reference Asset will be less than its Barrier Price.

Accordingly, you should understand that the Contingent Coupon will reflect, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on any Observation Date is equal to or greater than its Initial Price. Accordingly, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Value of any Reference Asset any Time Other than the Closing Price of the Least Performing Reference Asset on the Final Valuation Date—The Final Prices and Reference Asset Returns will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date. Accordingly, if the price of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the price of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Final Price of the Least Performing Reference Asset is less than the Barrier Price applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Whether or Not the Notes Will be Automatically Called Prior to Maturity Will Not be Based on the Value of any Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Observation Date—Whether or not the Notes are automatically called prior to maturity will be based solely on the Closing Prices of the Reference Assets on each Observation Date in respect of which the Notes may be called. Accordingly, if the price of any Reference Asset drops on any such Observation Date such that the Closing Price is less than the Initial Price, your Notes will not be called on such date.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the Reference Assets would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes:

o                Management risk. This is the risk that the investment strategy for each Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  However, because the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Reference Assets could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives Risk. The Reference Assets may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Asset’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Reference Assets invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of a Reference Asset may not replicate the performance of, and may underperform, its underlying index. Each Reference Asset will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that a Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Reference Asset and its underlying index or due to other circumstances. During periods of market volatility, securities underlying a Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of such Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Reference Asset. As a result, under these circumstances, the market value of a Reference Asset may vary substantially from the net asset value per share of such Reference Asset. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  An Investment in the Notes Involves Industry Concentration Risk—As described below under “Information Regarding the Reference Assets”, the investment objective of each Reference Asset is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries. The performance of companies in each relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation, and supply and demand for the products and services offered by such companies. Any adverse development in the particular sector tracked by any Reference Asset may have a material adverse effect on the securities held in the portfolio of such Reference Asset and, as a result, may have a material adverse effect on the price of the Reference Asset and the value of the Notes.

•                  The Price of the Gold Miners ETF May be Affected by the Performance of a Small Number of Companies—As of April 11, 2018, approximately 19.7% of the Gold Miners ETF’s portfolio consisted of the stocks of only two companies and approximately 53.8% consisted of the stocks of only eight companies. The performance of the Gold Miners ETF will be more significantly affected by the performance of these companies than would a more diversified pool of assets. Negative developments with respect to a small number of companies that account for a significant portion of the Gold Miners ETF’s portfolio may have a significant adverse effect on the value of the Gold Miners ETF and, accordingly, on the value of your Notes.

▪                  The Notes are Subject to Currency Exchange Risk—Some of the securities included in the underlying index for the QQQ Fund may be traded and quoted in foreign currencies on non-U.S. markets. The price of the QQQ Fund will be affected by the U.S. dollar value of the non-U.S. equity securities held in its portfolio. Therefore, you will be exposed to the currency exchange rate risk with respect to the currencies in which non-US securities held by the QQQ Fund are denominated. Currency exchange rates may be subject to a high degree of fluctuation based on a number of complex and unpredictable factors. Your net exposure will depend on the extent to which the currencies of the securities held by the QQQ Fund strengthen or weaken against the U.S. dollar and the relative weight those securities in the QQQ Fund’s portfolio. If, taking into account that weighting, the dollar strengthens against the currencies of such securities, the value of the QQQ Fund’s portfolio will be adversely affected, which is expected to have an adverse effect on the price per share of the QQQ Fund, which may have a negative effect on the value of your Notes.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market price of, dividend rate on and expected volatility of the Reference Assets;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

PowerShares QQQ TrustSM, Series 1

We have derived all information contained in this pricing supplement regarding the QQQ Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Powershares QQQ TrustSM, Series 1 (the “Trust”), dated January 31, 2018, as supplemented, and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by The Bank of New York Mellon, as trustee of the Trust (the “Fund Trustee”), and Invesco PowerShares Capital Management LLC, the sponsor of the Trust. The Trust is a unit investment trust, and shares of the QQQ Fund represent fractional undivided interests in the Trust. Shares of the QQQ Fund trade on The NASDAQ Stock Market, Inc. under the ticker symbol “QQQ”.

Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333–61001 and 811–08947, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not undertaken any independent review or due diligence of the SEC filings related to the Trust or the QQQ Fund, any information contained on the website for the Trust, or of any other publicly available information regarding the Trust or the QQQ Fund. Any such information is not incorporated by reference in, and should not be a considered a part of, this pricing supplement.

Investment Objective

The QQQ Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NASDAQ-100 Index® (the “NASDAQ 100 Index”). The NASDAQ 100 Index is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Global Market tier of The NASDAQ Stock Market. For additional information about the NASDAQ 100 Index, please see “Indices—The NASDAQ-100 Index®” in the accompanying index supplement.

Indexing Strategy

The Trust holds all of the stocks of the NASDAQ 100 Index. The Trust holds securities and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of securities on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weighs of the securities held by the Trust and the component securities of the NASDAQ 100 Index, the Fund Trustee adjusts the holdings of the Trust from time to time to conform to periodic changes in the identity and/or relative weights of the securities underlying the NASDAQ 100 Index.

The Fund Trustee aggregates certain of these adjustments and makes conforming changes to the holdings of the Trust at least monthly; however, adjustments are made more frequently in the case of significant changes to the NASDAQ 100 Index. Specifically, the Fund Trustee is required to adjust the composition of the Trust’s portfolio at any time that there is a change in the identity of any component security of the NASDAQ 100 Index (i.e., a substitution of one security in replacement of another), which adjustment is to be made within three business days before or after the day on which such change is scheduled to take effect.

Correlation

As noted above, the Trust holds all of the component stocks of the NASDAQ 100 Index. The NASDAQ 100 Index, however, is a theoretical financial calculation, which the Trust is an actual investment portfolio. The Trust may not fully replicate the performance of the NASDAQ 100 Index due to temporary unavailability of certain index components in the secondary market or due to other extraordinary circumstances. In addition, the performance of the Trust (and, accordingly, the QQQ Fund) will vary somewhat due to taxes, operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. The investment policies of the Trust also allow for mismatches between the Trust’s portfolio and the weightings of the NASDAQ 100 Index deemed to be insignificant if the transaction costs incurred by the Trust in adjusting its portfolio would exceed the expected mis-weighting that would ensue by failing to replicate identically minor and insignificant changes to the NASDAQ 100 Index.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the Trust, the Trustee or the sponsor of the Trust. No such party makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. No such party has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the QQQ Fund

The table below shows the high, low and final Closing Prices of the QQQ Fund for each of the periods noted below. The graph below sets forth the historical performance of the QQQ Fund based on daily Closing Prices from January 1, 2013 through April 11, 2018. We obtained the Closing Prices of the QQQ Fund listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	68.97	66.31	68.97
June 30, 2013	74.30	67.14	71.21
September 30, 2013	79.50	71.73	78.85
December 31, 2013	87.96	76.96	87.96
March 31, 2014	91.06	84.29	87.68
June 30, 2014	93.91	84.11	93.91
September 30, 2014	100.28	94.22	98.79
December 31, 2014	106.01	91.79	103.25
March 31, 2015	109.38	99.65	105.60
June 30, 2015	110.96	105.05	107.07
September 30, 2015	113.98	98.09	101.76
December 31, 2015	115.16	102.22	111.86
March 31, 2016	109.50	96.32	109.20
June 30, 2016	111.23	102.22	107.54
September 30, 2016	119.09	107.42	118.72
December 31, 2016	120.82	113.65	118.48
March 31, 2017	132.47	119.54	132.38
June 30, 2017	143.57	130.40	137.64
September 30, 2017	146.42	136.19	145.45
December 31, 2017	158.64	145.58	155.76
March 31, 2018	174.08	153.45	160.13
April 11, 2018*	161.21	155.51	160.28
* For the period beginning on April 1, 2018 and ending on April 11, 2018

Historical Performance of the PowerShares QQQ TrustSM, Series 1

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Financial Select Sector SPDR® Fund

We have derived all information contained in this pricing supplement regarding the Financial Sector Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Select Sector SPDR Trust (the “Select Sector Trust”) dated January 31, 2017 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Financial Sector Fund is an investment portfolio managed by SSgA FM, the investment adviser to the funds that comprise the Select Sector Trust.

The Financial Sector Fund is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLF”.

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including each of SPDR Select Sector Fund.  Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see “Indices—The S&P U.S. Indices” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333–57791 and 811–08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or any SPDR Select Sector Fund, please see the prospectus for the Select Sector Trust. In addition, information about the Select Sector Trust, SSgA FM and each SPDR Select Sector Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We have not undertaken any independent review or due diligence of the SEC filings related to any of the Reference Assets, including the Select Sector Funds. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Financial Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index. The Financial Select Sector Index includes companies from the diversified financial services, insurance, banking, capital markets, real estate investment trust, consumer finance, thrift and mortgage finance and real estate management and development industries.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by SPDR® Series Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Notes. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Financial Sector Fund

The table below shows the high, low and final Closing Prices of the Financial Sector Fund for each of the periods noted below. The graph below sets forth the historical performance of the Financial Sector Fund based on daily Closing Prices from January 1, 2013 through April 11, 2018. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	15.00	13.68	14.77
June 30, 2013	16.38	14.48	15.83
September 30, 2013	16.95	15.76	16.18
December 31, 2013	17.75	15.89	17.75
March 31, 2014	18.25	16.67	18.14
June 30, 2014	18.60	17.28	18.47
September 30, 2014	19.33	17.99	18.81
December 31, 2014	20.33	17.90	20.08
March 31, 2015	20.08	18.68	19.58
June 30, 2015	20.52	19.56	19.80
September 30, 2015	20.77	18.09	18.40
December 31, 2015	20.16	18.41	19.31
March 31, 2016	19.05	15.99	18.28
June 30, 2016	19.36	17.42	18.54
September 30, 2016	19.95	18.17	19.30
December 31, 2016	23.75	19.21	23.25
March 31, 2017	25.24	22.95	23.73
June 30, 2017	24.69	22.90	24.67
September 30, 2017	25.86	23.88	25.86
December 31, 2017	28.22	26.05	27.91
March 31, 2018	30.17	26.82	27.57
April 11, 2018*	27.84	26.96	27.40
* For the period beginning on April 1, 2018 and ending on April 11, 2018

Historical Performance of the Financial Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The VanEck VectorsTM Gold Miners ETF

We have derived all information contained in this pricing supplement regarding the Gold Miners ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Gold Miners ETF’s prospectus, dated May 1, 2017 and other publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation (“Van Eck”), the adviser to the Gold Miners ETF. The Gold Miners ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index. Shares of the Gold Miners ETF trade on the NYSE Arca, Inc. under the ticker symbol “GDX”.

VanEck Vectors ETF Trust (the “Trust”) is a registered investment company that consists of numerous separate investment portfolios, including the Gold Miners ETF. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file number 333–123257 or CIK number 0001137360. In addition, information about the Trust and the Gold Miners ETF may be obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and Van Eck’s website at www.vaneck.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Gold Miners ETF, any information contained on Van Eck’s website, or of any other publicly available information about the Gold Miners ETF. Information contained in outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Gold Miners ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which includes the common stocks and American Depositary Receipts (“ADRs”) of companies involved in the gold mining industry. For more information about the NYSE Arca Gold Miners Index, see “The NYSE Arca Gold Miners Index” below.

The Gold Miners ETF uses a “passive” or indexing investment approach where it attempts to approximate the investment performance of the NYSE Arca Gold Miners Index by investing in a portfolio of securities that generally replicates the NYSE Arca Gold Miners Index. The Gold Miners ETF normally invests at least 80% of its total assets in securities that comprise the NYSE Arca Gold Miners Index. The Gold Miners ETF may also utilize convertible securities and participation notes to seek performance that corresponds to the NYSE Arca Gold Miners Index.

Correlation

The NYSE Arca Gold Miners Index is a theoretical financial calculation while the Gold Miners ETF is an actual investment portfolio. The performance of the Gold Miners ETF and the NYSE Arca Gold Miners Index may vary due to due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Industry Concentration Policy

The Gold Miners ETF may concentrate its investments in a particular industry or group of industries to the extent that the NYSE Arca Gold Miners Index concentrates on an industry or group of industries.

The NYSE Arca Gold Miners Index

All disclosures contained in this pricing supplement regarding the NYSE Arca Gold Miners Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, NYSE Arca, the sponsor of the NYSE Arca Gold Miners Index. NYSE Arca, which owns the copyright and all other rights to the NYSE Arca Gold Miners Index, has no obligation to continue to publish, and may discontinue publication of, the NYSE Arca Gold Miners Index.

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The NYSE Arca Gold Miners Index was initially launched and published in October 2004.

Eligibility Criteria for Index Components

The NYSE Arca Gold Miners Index includes common stocks or ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, the NYSE Amex Stock Exchange or quoted on the NASDAQ Global Market. Only companies with a market capitalization of greater than $100 million that have an average daily trading volume of at least 50,000 shares or ADRs over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the NYSE Arca Gold Miners Index

The NYSE Arca Gold Miners Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the NYSE Arca Gold Miners Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the NYSE Arca Gold Miners Index was set at 500.00 on December 20, 2002, which is the index base date. The NYSE Arca Gold Miners Index is calculated using the following formula:

Where:

t                                            =                 day of calculation;

N                                       =                 number of constituent equities in the NYSE Arca Gold Miners Index;

Qi,t                             =                 number of shares of equity i on day t;

Mi,t                          =                 multiplier of equity i;

Ci,t                             =                 price of equity i on day t; and

DIV                         =                 current index divisor on day t.

Index Maintenance

The NYSE Arca Gold Miners Index is reviewed quarterly to ensure that at least 90% of the NYSE Arca Gold Miners Index weight is accounted for by Index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Components will be removed from the NYSE Arca Gold Miners Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share weight of each component security) will be modified to conform to the following asset diversification requirements:

(1)        the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2)        the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large securities are defined as having a starting Index weight greater than or equal to 5%. Small securities are defined as having a starting Index weight below 5%; and

(3)        the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total Index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the NYSE Arca Gold Miners Index’s diversification rules.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the NYSE Arca Gold Miners Index, then all stocks greater than 20% of the NYSE Arca Gold Miners Index are reduced to represent 20% of the value of the NYSE Arca Gold Miners Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the NYSE Arca Gold Miners Index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the NYSE Arca Gold Miners Index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the final index weight. The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 50% of the NYSE Arca Gold Miners Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Changes to the NYSE Arca Gold Miners Index composition and/or the component security weights in the NYSE Arca Gold Miners Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly Index rebalance. The share weight of each component security in the NYSE Arca Gold Miners Index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the NYSE Arca Gold Miners Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the NYSE Arca Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the NYSE Arca Gold Miners Index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the NYSE Arca Gold Miners Index, the NYSE Arca Gold Miners Index divisor may be adjusted to ensure that there are no changes to the NYSE Arca Gold Miners Index level as a result of nonmarket forces.

Historical Performance of the Gold Miners ETF

The table below shows the high, low and final Closing Prices of the Gold Miners ETF for each of the periods noted below. The graph below sets forth the historical performance of the Gold Miners ETF based on daily Closing Prices from January 1, 2013 through April 11, 2018. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	47.09	35.91	37.85
June 30, 2013	37.45	22.22	24.41
September 30, 2013	30.43	22.90	25.06
December 31, 2013	26.52	20.39	21.12
March 31, 2014	27.73	21.27	23.60
June 30, 2014	26.45	22.04	26.45
September 30, 2014	27.46	21.35	21.35
December 31, 2014	21.94	16.59	18.38
March 31, 2015	22.94	17.67	18.24
June 30, 2015	20.82	17.76	17.76
September 30, 2015	17.85	13.04	13.74
December 31, 2015	16.90	13.08	13.72
March 31, 2016	20.86	12.47	19.98
June 30, 2016	27.70	19.53	27.70
September 30, 2016	31.32	25.45	26.43
December 31, 2016	25.96	18.99	20.92
March 31, 2017	25.57	21.14	22.81
June 30, 2017	24.57	21.10	22.08
September 30, 2017	25.49	21.21	22.96
December 31, 2017	23.84	21.42	23.24
March 31, 2018	24.60	21.27	21.98
April 11, 2018*	22.75	21.87	22.75
* For the period beginning April 1, 2018 and ending April 11, 2018

Historical Performance of the VanEck VectorsTM Gold Miners ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming contingent coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a contingent coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a determination date but that can be attributed to an expected contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.